As filed with Securities and Exchange Commission on June 19, 2006
SEC File No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

CANEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	33-0916900
State or other jurisdiction of incorporation or organization	I.R.S. Employer I.D. No.

170 Newport Center Drive, Suite 220, Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Caneum, Inc. 2002 Stock Option/Stock Issuance Plan
(Full titles of the plans)

Alan S. Knitowski, Chairman
170 Newport Center Drive, Suite 220, Newport Beach, CA 92660
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (949) 273-4000

Copies to:
Ronald N. Vance
Attorney at Law
57 West 200 South
Suite 310
Salt Lake City, UT 84101
(801) 359-9300

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price	Registration Fee
Common Stock	14,156,297 (3)	$0.707	$10,003,399	$1,071

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect to the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised, and (ii) in the case of shares of Common Stock for which options have not been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the bid and ask price of the Common Stock as of June 15, 2006, which was $0.625.

(3)	Represents 6,537,671 shares subject to issuance upon the exercise of outstanding stock options granted under the Registrant’s 2002 Stock Option/Stock Issuance Plan and 7,618,626 shares issuable under the Plan for which no options or shares have been granted. The number of shares registered under the Plan does not include 843,703 shares granted under the Plan prior to the date of this Registration Statement.

PART I
Information Required in the Section 10(a) Prospectus
Item 1. Plan Information
     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.
Item 2. Registrant Information and Employee Plan Annual Information
     The employees participating in the 2002 Stock Option/Stock Issuance Plan and recipients of the option grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant’s President at 170 Newport Center Drive, Suite 220, Newport Beach, CA 92660, telephone number (949) 273-4000.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
     Caneum, Inc. (the “Registrant”) hereby incorporates into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
     (a) The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Commission on March 31, 2006, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
     (b) All other reports filed with the Commission pursuant to Section 13 (a) or 15 (d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
     (c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10-SB (Commission File No. 000-30874) filed with the Commission on July 21, 2000, together with the Current Report on Form 8-K dated June 8, 2006, filed by the Registrant with the Commission on June 9, 2006, and including any other amendments or reports filed for the purpose of updating such description.
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities
     Not applicable.

Item 5. Interest of Named Experts and Counsel
     As of the date of this Registration Statement, Ronald N. Vance, P.C., counsel to the Registrant, owns 70,819 shares of the Common Stock of the Registrant and holds five-year warrants to purchase up to 25,000 shares of Common Stock at $1.40 per share.
Item 6. Indemnification of Directors and Officers
     Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.
     Article VI of our bylaws provides that we are required, subject to a determination by the board that the individual meets the applicable standard of conduct under Nevada law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our company, or who is serving at our request or direction as a director or officer of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit, or proceeding, to the full extent permitted by Nevada law. Under Nevada law a director is required to act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation. In order to be indemnified under Nevada law in connection with any criminal action or proceeding, the individual must have had no reasonable cause to believe his conduct was unlawful. Also, Nevada law requires that directors and officers must exercise their powers in good faith and with a view to the interests of the corporation.
     We have employment agreements with Suki Mudan, our President and a director; Gary Allhusen, our Executive Vice-President; Michael A. Willner, a Senior Vice-President; and Robert J. Morris, a Senior Vice-President. We also have a consulting agreement with Robert F. Mitro, a director. Each of these agreements contains indemnification provisions which require us, to the extent permitted in our bylaws, to indemnify and hold the individual harmless in the event he is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer or employee of our company, or is or was serving at our request as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, whether or not the basis of such proceeding is the individual’s alleged action in an official capacity while serving as a director, officer, member, employee or agent. These agreements also require us to advance to the individual all reasonable costs and expenses incurred by him in connection with a proceeding upon written request for such advance. This request must include an undertaking by the individual to repay the amount of the advance if it is ultimately determined that the individual was not entitled to be indemnified against the costs and expenses. Each of the individuals to whom we have granted these indemnification rights has acknowledged that we may be required in the future to undertake with the Securities and Exchange Commission to submit in certain circumstances the question of indemnification to a court for a determination of our right under public policy to indemnify the individuals.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed
Not Applicable
Item 8. Exhibits

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Form of Common Stock Certificate					X

4.2	2002 Stock Option/Stock Issuance Plan, as amended June 8, 2006	8-K	000-30874	4.2	6/9/06

4.3	Articles of Incorporation	10-KSB	000-30874	3.1	3/31/06

4.4	Current Bylaws	8-K	000-30874	3.2	8/4/04

5.1	Opinion and Consent of Counsel					X

23.1	Consent of Haskell & White LLP, independent registered public accounting firm					X

23.2	Consent of Mendoza Berger & Company, L.L.P., independent registered public accounting firm					X

23.3	Consent of Counsel (included in Exhibit No. 5.1)					—
Item 9. Undertakings
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) Include any material or changed information with respect to the plan of distribution.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURE PAGE TO FOLLOW

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, California on June 7, 2006.

Caneum, Inc.
By:	/s/ Sukhbir Singh Mudan
Sukhbir Singh Mudan, President and
Treasurer (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 7, 2006	/s/ Sukhbir Singh Mudan
Sukhbir Singh Mudan, Director, President, and
Treasurer

Date: June 15, 2006	/s/ Luan Dang
Luan Dang, Director

Date:
Dr. Avtar Singh Ranshi, Director

Date:
Robert F. Mitro, Director

Date: June 8, 2006	/s/ Alan S. Knitowski
Alan S. Knitowski, Director